Exhibit 99.1

DAYSTAR TECHNOLOGIES ANNOUNCES APPOINTMENT OF

RAJA VENKATESH AS CHIEF FINANCIAL OFFICER

Halfmoon, NY – (PR Newswire) – May 11, 2007 – DayStar Technologies, Inc. (NASDAQ:DSTI), a developer and manufacturer of innovative CIGS Photovoltaic products, today announced the appointment of Raja Venkatesh as Chief Financial Officer.

Mr. Venkatesh brings over 20 years of experience in general and financial management, strategic planning and execution for a range of semiconductor and technology firms. He most recently served as the Vice President, Finance and Chief Financial Officer for Myricom, Inc., a producer of high-performance interconnect and 10 GbE silicon chip-sets, equipment and software. Before joining Myricom, Raja held the Chief Financial Officer positions at Mediated Systems and TeraBurst Networks, both private companies, and at Viador, Inc., where he successfully took the company public.

Raja’s prior experience includes serving as Corporate Treasurer at Maxtor Corporation, a supplier of hard disk drive storage solutions; as Director of Corporate Strategy and Development at the Pacific Telesis Group; and in various capacities in the Treasurer’s office of General Motors Corporation, in New York City; as well as at Hindustan Petroleum, a successor organization to Exxon located in Bombay, India. Raja holds a bachelor’s degree in Engineering from the National Institute of Technology in India and an MBA from the Darden Business School at the University of Virginia.

“The addition of Raja is an important step in support of the continued evolution of DayStar as we advance our CIGS solar products towards commercialization,” said Dr. Stephan DeLuca, CEO of DayStar Technologies. “We believe that Raja’s breadth of experience, operations skills and financial leadership will contribute broadly to the execution of our business strategy. We are very pleased to welcome Raja to the management team at DayStar.”

“I am very excited to join DayStar at this time,” said Raja. “DayStar is poised to deliver the next level of growth and performance and I am eager to be part of such a great team.”

Safe Harbor Statement

This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “future, “ “plan” or “planned, “ “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements, including statements concerning the Company’s beliefs regarding its ability to meet its financial needs, are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including risks that our products may not achieve customer acceptance or that they will not perform as expected, and other risks identified in our annual report on Form 10-KSB and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and DayStar Technologies, Inc. undertakes no obligation to update such statements.